Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 13, 2004 (except for Note 11, as to which the date is June 21, 2004, and Note 3, as to which the date is November 18, 2005), with respect to the consolidated financial statements and schedule of Navarre Corporation included in the Registration Statement (Form S-1 No. 333-00000) and related Prospectus of Navarre Corporation for the registration of 10,029,490 shares of its common stock.
/s/ Ernst & Young LLP

Minneapolis, Minnesota
April 11, 2006